UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
TRICIDA, INC. (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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TRICIDA, INC.
NOTICE OF THE 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 11, 2020
TO OUR STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2020 annual meeting of stockholders of Tricida, Inc., a Delaware corporation, will be held on June 11, 2020, at 7:00 a.m. Pacific Daylight Time at the Company’s offices located at 7000 Shoreline Court, Suite 201, South San Francisco, California 94080. We are actively monitoring conditions and public health recommendations related to the COVID-19 pandemic. If deemed advisable or necessary to protect the health of our employees and stockholders, the annual meeting may be held by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate in the meeting will be issued by press release and filed with the SEC as additional proxy materials.
During the annual meeting, stockholders will be asked to consider the following matters, as more fully described in the proxy statement accompanying this notice:
1.	the election of the two Class II directors named in the proxy statement;
2.	a non-binding advisory vote to approve the Company’s executive compensation;
3.	a non-binding vote to approve the frequency of the advisory vote regarding the Company’s executive compensation;
4.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
5.
the approval of a proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to make the federal district courts of the United States of America the exclusive forum for certain legal actions; and

6.	the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.
Stockholders of record at the close of business on April 15, 2020 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting.
YOUR VOTE IS IMPORTANT.
You may cast your vote over the Internet, by telephone, or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person. Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the annual meeting, regardless of whether you plan to attend.
You can find detailed information regarding voting in the section entitled “General Information” on pages 1 through 5 of the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2020
The notice of the annual meeting, proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available at www.proxyvote.com.
You will be asked to enter the 16-digit control number located on your proxy card or Notice of Internet
Availability of Proxy Materials to access the Company’s materials and vote through www.proxyvote.com.
BY ORDER OF THE BOARD OF DIRECTORS

Sincerely,

Robert L. McKague Executive Vice President, General Counsel and Secretary of the Company
South San Francisco, California — April 29, 2020

GENERAL INFORMATION	1
PROPOSAL ONE: ELECTION OF TWO CLASS II DIRECTORS	6
General	6
Information Regarding Nominees and Continuing Directors	6
Recommendation of Our Board of Directors	8
CORPORATE GOVERNANCE	9
Director Independence	9
Leadership Structure of the Board of Directors	9
Board of Directors’ Role in Risk Oversight	9
Evaluations of the Board of Directors	10
Meetings of the Board of Directors	10
Committees of the Board of Directors	10
Compensation Committee Interlocks and Insider Participation	12
Corporate Governance Guidelines	12
Code of Business Conduct and Ethics	12
Stock Ownership by Directors	12
Prohibition on Hedging and Pledging of Company Securities	12
Stockholder Communications	12
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	13
April 2019 Public Offering of Common Stock	13
Policies and Procedures for Related Person Transactions	13
EXECUTIVE COMPENSATION	14
Compensation Committee Report	14
Compensation Discussion and Analysis	14
2019 Summary Compensation Table	20
2019 Grants of Plan-Based Awards Table	21
Outstanding Equity Awards at 2019 Fiscal Year-End	22
2019 Stock Option Exercises Table	23
2019 Potential Payments Upon a Termination or Change in Control	23
DIRECTOR COMPENSATION	25
PROPOSAL TWO: NON-BINDING ADVISORY VOTE APPROVING THE COMPANY’S EXECUTIVE COMPENSATION	26
Recommendation of Our Board of Directors	26
PROPOSAL THREE: NON-BINDING ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE ADVISORY VOTE REGARDING THE COMPANY’S EXECUTIVE COMPENSATION	27
Recommendation of Our Board of Directors	27
PROPOSAL FOUR: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020	28
Principal Accountant Fees and Services	28
Determination of Independence	28
Pre-Approval Policy	28
Recommendation of Our Board of Directors and Audit Committee	29
Audit Committee Report	29
PROPOSAL FIVE: APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO MAKE THE FEDERAL DISTRICT COURTS OF THE UNITED STATES OF AMERICA THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS	30
Recommendation of Our Board of Directors	30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	31
ADDITIONAL INFORMATION	34
Stockholder Proposals and Nominations	34
Other Matters	34
i

TRICIDA, INC.

7000 Shoreline Court
Suite 201
South San Francisco, CA 94080

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2020

PROXY STATEMENT

GENERAL INFORMATION
This proxy statement is furnished to stockholders of Tricida, Inc. (“we,” “us,” “our” or the “Company”), a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at our 2020 annual meeting of stockholders to be held on June 11, 2020, and at any adjournment or postponement thereof. The annual meeting will be held at 9:00 a.m. Pacific Daylight Time at the Company’s offices located at 7000 Shoreline Court, Suite 201, South San Francisco, California 94080.
As permitted by the rules of the Securities and Exchange Commission, or SEC, we are making this proxy statement and its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 available to our stockholders electronically via the Internet at www.proxyvote.com. You will be asked to enter the 16-digit control number located on your proxy card or Notice of Internet Availability of Proxy Materials (“Internet Notice”). On or about April 29, 2020, we mailed to our stockholders the Internet Notice, containing instructions on how to access this proxy statement and vote online or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.
We are actively monitoring conditions and public health recommendations related to the COVID-19 pandemic. If deemed advisable or necessary to protect the health of our employees and stockholders, the Annual Meeting may be held by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate in the meeting will be issued by press release and filed with the SEC as additional proxy materials.
Why am I receiving these materials?
We are distributing our proxy materials because our board of directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you need to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.
Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.
What proposals will be voted on at the annual meeting and how does the board of directors recommend that stockholders vote on the proposals?
The proposals to be voted on at the annual meeting and the board of directors recommendation on each proposal is set forth below:
•	“FOR” Proposal One – the election of the Class II directors named in this proxy statement;

•	“FOR” Proposal Two – Non-Binding Advisory Vote Approving the Company’s Executive Compensation;
•	a frequency of every “ONE YEAR” on Proposal Three – Non-Binding Advisory Vote to Approve the Frequency of the Advisory Vote Regarding the Company’s Executive Compensation;
•	“FOR” Proposal Four – Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year ending December 31, 2020; and
•
“FOR” Proposal Five – Approval of a Proposed Amendment to the Company’s Amended and Restated Certificate of Incorporation to Make the Federal District Courts of the United States of America the Exclusive Forum for Certain Legal Actions.

We will also consider other business, if any, that properly comes before the annual meeting.
Who is entitled to vote?
The record date for the annual meeting is the close of business on April 15, 2020. As of the record date, 49,931,482 shares of our common stock, par value $0.001 per share, were outstanding. Only holders of record of our common stock as of the record date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the record date.
What do I need for admission to the annual meeting?
Admittance is limited to stockholders of the Company. If you are the stockholder of record, your name will be verified against the list of stockholders prior to your admittance to the annual meeting. You should be prepared to present photo identification for admission at the annual meeting. If you hold your shares in street name, you should provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned shares of our common stock as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee or other similar evidence of ownership as of the record date, as well as your photo identification, for your admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend the annual meeting, you may not vote in person at the annual meeting unless you present a legal proxy, issued in your name from the record holder (your bank, broker or other nominee).
How can I vote my shares without attending the annual meeting?
If you are a holder of record of shares of our common stock, you may direct your vote without attending the annual meeting by following the instructions on the Internet Notice or proxy card to vote by Internet or by telephone, or by signing, dating and mailing a proxy card.
If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the annual meeting by signing, dating and mailing your voting instruction card. Internet or telephonic voting may also be available. Please see your voting instruction card provided by your broker, bank or other nominee for further details.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time before it is voted at the annual meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:
•	delivering to us (Attention: Corporate Secretary) at the address on the first page of this proxy statement a written notice of revocation of your proxy;
•	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or
•	attending the annual meeting and voting in person.
Attendance at the annual meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend and vote at the annual meeting, your vote at the annual meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your bank, broker or other nominee).
What is a broker non-vote?
Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the annual meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal Four). The remaining proposals to be considered (Proposals One, Two, Three and Five) are considered non-routine matters.
A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on Proposal Four, such shares will be considered present at the annual meeting for quorum purposes and broker non-votes will occur as to Proposal One, Proposal Two, Proposal Three, or any other non-routine matters that are properly presented at the annual meeting. Broker non-votes will have no impact on the voting results.
What constitutes a quorum?
The presence at the annual meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the annual meeting.
What vote is required to approve each matter to be considered at the annual meeting?
Election of Directors (Proposal One). Our bylaws provide for a plurality voting standard for the election of directors. The two directors receiving the highest number of “FOR” votes will be elected as Class II directors. An abstention or a broker non-vote on Proposal One will not have any effect on the election of directors.
Non-Binding Advisory Vote Approving the Company’s Executive Compensation (Proposal Two). The vote for Proposal Two will be decided by the affirmative vote of the majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting. An abstention on Proposal Two will have the same effect as a vote “AGAINST” Proposal Two. A broker non-vote on Proposal Two will not have any effect on the voting results for Proposal Two. This is an advisory vote and is not binding on our board of directors. However, our compensation committee and our board of directors expect to take into account the outcome of the vote when considering future decisions regarding executive compensation.
Non-Binding Advisory Vote to Approve the Frequency of the Advisory Vote Regarding the Company’s Executive Compensation (Proposal Three). The choice of frequency (one year, two years or three years) that receives the highest number of votes will be considered our stockholders’ recommendation. An abstention or a broker non-vote on Proposal Three will not have any effect on the voting results for Proposal Three. This is an advisory vote and is not binding on our board of directors. However, our compensation committee and our board of directors expect to take into account the outcome of the vote when considering the frequency of future non-binding advisory votes to approve the Company’s executive compensation.
Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2020 (Proposal Four). The affirmative vote of the majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the approval of Proposal Four. An abstention on Proposal Four will have the same effect as a vote “AGAINST” Proposal Four. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Four.

Approval of an Amendment to the Company’s Amended and Restated Certificate of Incorporation to Make the Federal District Courts of the United States of America the Exclusive Forum for Certain Legal Actions (Proposal Five). Pursuant to Delaware law, the affirmative vote of the majority of all outstanding shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the approval of Proposal Five. An abstention or broker non-vote on Proposal Five will have the same effect as a vote “AGAINST” Proposal Five.
What is the deadline for submitting a proxy?
To ensure that proxies are received in time to be counted prior to the annual meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Daylight Time on the day before the annual meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the annual meeting.
What does it mean if I receive more than one Internet Notice or proxy card?
If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the annual meeting, we recommend that you vote every Internet Notice or proxy card that you receive.
How will my shares be voted if I return a blank proxy card or a blank voting instruction card?
If you are a holder of record of shares of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations.
If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:
•	will be counted as present for purposes of establishing a quorum;
•
will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal Four); and

•
will not be counted in connection with the election of two Class II directors (Proposal One); the non-binding advisory vote to approve the Company’s executive compensation (Proposal Two), the non-binding advisory vote to approve the frequency of the advisory vote regarding the Company’s executive compensation (Proposal Three); and the approval of an amendment to our Amended and Restated Certificate of Incorporation to make the federal district courts of the United States of America the exclusive forum for certain legal actions (Proposal Five) or any other non-routine matters that are properly presented at the annual meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on voting results Proposals One, Two or Three. On Proposal Five, a broker non-vote will have the same impact as a vote against Proposal Five.

Our board of directors knows of no matter to be presented at the annual meeting other than the proposals described in this proxy statement. If any other matters properly come before the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.
Who is making this solicitation and who will pay the expenses?
This proxy solicitation is being made on behalf of our board of directors. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.

Will a stockholder list be available for inspection?
In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the annual meeting and, for 10 days prior to the annual meeting, at Tricida, Inc., 7000 Shoreline Court, Suite 201, South San Francisco, CA 94080 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Daylight Time.
What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.
If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge. Similarly, you may also contact Broadridge if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL ONE:

ELECTION OF TWO CLASS II DIRECTORS
General
Our board of directors currently consists of seven directors, which are divided into three classes with staggered, three-year terms. Our bylaws provide that our board of directors will consist of not less than seven (7) and not more than twelve (12) directors. At the annual meeting, our stockholders will elect two Class II directors, whose terms will expire at the annual meeting of stockholders to be held in 2023. Each of our current directors continues to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.
Our board of directors nominated each of Dr. Robert Alpern and Dr. David Bonita for election to our board of directors as Class II directors at the annual meeting. Both Dr. Alpern and Dr. Bonita currently serve on our board of directors and have consented to be named in this proxy statement and have agreed to serve, if elected, until the 2023 annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation or removal.
Information Regarding Nominees and Continuing Directors
The following table sets forth information with respect to our directors, including the two nominees for election at the annual meeting:
Name	Age	Director Since	Board Committees
Class I Directors – Term Expiring at the 2022 Annual Meeting
Dr. Sandra Coufal, M.D.	56	July 2013	Compensation
Dr. David Hirsch, M.D., Ph.D.	49	July 2016	Audit, Compensation

Class II Directors – Nominees for Election at the Annual Meeting
Dr. Robert Alpern, M.D.	69	October 2013	Nominating and Corporate Governance
Dr. David Bonita, M.D.	44	January 2014	Audit, Compensation (Chair), Nominating and Corporate Governance

Class III Directors – Term Expiring at the 2021 Annual Meeting
Ms. Kathryn Falberg	59	May 2018	Audit (Chair)
Dr. Gerrit Klaerner, Ph.D.	49	July 2013	—
Dr. Klaus Veitinger, M.D., Ph.D., M.B.A.	58	September 2015	Nominating and Corporate Governance (Chair)
Additional biographical descriptions of the nominees and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our board of directors at this time.
Board Nominees — Class II Directors
Dr. Robert J. Alpern, M.D., has served as a member of our board of directors since October 2013 and as chairman of our Scientific Advisory Board from October 2013 through May 2018. Dr. Alpern has served as the Ensign Professor of Medicine (Nephrology), and Professor of Internal Medicine at Yale University since June 2004, and as Dean of Yale School of Medicine from June 2004 until January 2020, and Professor of Physiology at Yale since February 2020. He served as a Member of the Scientific Advisory Board at Relypsa, Inc. from 2007 until 2014 and Ilypsa, Inc. from 2004 until 2007. From July 1998 until May 2004, Dr. Alpern was the Dean of The University of Texas Southwestern Medical School. Dr. Alpern has also served as a director of AbbVie Inc. since January 2013, Abbott Laboratories since October 2008 and has served on the board of trustees of Yale-New Haven Hospital from October 2005 until January 2020. Dr. Alpern was on the leadership committee of the American Society of Nephrology and served as its president. Dr. Alpern has held or been awarded field-specific journal editorial board and fellowship positions, leadership positions in advisory councils and associations, and teaching awards. Dr. Alpern received his M.D. from the University of Chicago Pritzker School of Medicine and his B.A. in Chemistry from Northwestern University.
We believe that Dr. Alpern is qualified to serve on our board of directors due to his extensive background in medicine and his experience as a board member in the life sciences industry.
Dr. David Bonita, M.D., has served as a member of our board of directors since January 2014. Dr. Bonita has been a member of OrbiMed Advisors LLC, an investment firm and an affiliate of one of our principal stockholders, since June 2013. Dr. Bonita has served on the board of directors of IMARA Inc. since March 2019. Dr. Bonita also previously served on the boards of directors of Ambit Biosciences Corporation, Clementia Pharmaceuticals, Loxo Oncology, Inc., SI-BONE Inc., and ViewRay Inc. Dr. Bonita currently serves on the boards of directors of the following private companies: Acutus Medical Inc., Bolt Medical, Inc., Ikena Oncology, Inc., Prelude Therapeutics Inc., Repare Therapeutics Inc., and Sublimity Therapeutics, Inc.; and has previously served on the boards of directors of Arrys Therapeutics Inc., CardiAQ Valve Technologies, Inc., Cryterion Medical Inc., Enobia Pharma Inc., and Keystone Heart Ltd. Dr. Bonita has also worked as a corporate finance analyst in the healthcare investment banking groups of Morgan Stanley and UBS. He has published scientific articles in peer-reviewed journals based on signal transduction research performed at the Harvard Medical School. He received his A.B. in Biological Sciences from Harvard University and his joint M.D./M.B.A. from Columbia University.
We believe Dr. Bonita is qualified to serve on our board of directors due to his significant scientific and industry knowledge, as well as valuable experience gained from prior board service.
Continuing Directors – Class I Directors
Dr. Sandra I. Coufal, M.D., has served as a member of our board of directors since July 2013 and as a member of our Scientific Advisory Board since August 2013. Dr. Coufal is a co-founder and has served as a comanager of Sibling Capital Ventures LLC, an affiliate of one of our principal stockholders, since 2013. Dr. Coufal was a co-founder and a co-manager of Sibling Capital, LLC from 2012 to 2016. For the past 19 years, Dr. Coufal has been the Biomedical Advisor for the Genomics Institute of the Novartis Research Foundation. Dr. Coufal served as the Head of the Division of Internal Medicine at the Torrey Pines site of Scripps Clinic from 1997 until 1999, and was a member of the board of directors of Scripps Green Hospital from 1997 until 1999. Dr. Coufal founded and served on Relypsa, Inc.’s Scientific Advisory Board since 2007 and was a co-founder of Ilypsa’s Scientific Advisory Board. Dr. Coufal has served on the boards of directors of BioAesthetics Corporation and SafetySpot Inc. since February 2016 and March 2017, respectively. Dr. Coufal served as Associate Faculty in the Division of Internal Medicine for the University of California, San Diego, unsalaried. She completed an internship and residency in Internal Medicine at the University of Texas Southwestern Medical School at Dallas. Dr. Coufal received her M.D. from the University of Texas Southwestern Medical School at Dallas and received her B.S. in Science Preprofessional Studies from the University of Notre Dame and was designated a Notre Dame Scholar.
We believe that Dr. Coufal is qualified to serve on our board of directors due to her experience as an investor in the life sciences industry and her extensive experience as a practicing physician.
Dr. David Hirsch, M.D., Ph.D., has served as a member of our board of directors since July 2016. Since 2007, Dr. Hirsch has served as a Founder and Managing Director at Longitude Capital Management, an affiliate of one of our principal stockholders, where he focuses on investments in biotechnology. From 2005 to 2006, Dr. Hirsch was Vice President of Pequot Ventures where he worked in the life sciences practice. Prior to Pequot Ventures, Dr. Hirsch was an Engagement Manager in the pharmaceutical practice of McKinsey & Co. Dr. Hirsch currently serves on the boards of directors of the following public companies: Collegium Pharmaceutical, Inc., since 2012, and Molecular Templates, Inc., since 2017. Dr. Hirsch also serves on the boards of directors of the following private companies: Inflazome, Ltd., Poseida Therapeutics, Inc., Rapid Micro Biosystems, Inc., and Velicept Therapeutics, Inc., and Amunix Pharmaceuticals, Inc., and Dr. Hirsch previously served on the boards of directors of Civitas Therapeutics, Inc., Precision Therapeutics, Inc., and Zavante

Therapeutics, Inc. Dr. Hirsch received his B.A. in Biology from The Johns Hopkins University, his M.D. from Harvard Medical School and his Ph.D. in Biology from the Massachusetts Institute of Technology.
We believe that Dr. Hirsch is qualified to serve on our board of directors due to his perspective and experience as an investor and board member in the life sciences industry, as well as his strong medical and scientific background.
Continuing Directors – Class III Directors
Ms. Kathryn Falberg has served as a member of our board of directors since May 2018. From March 2012 to March 2014, Ms. Falberg served as the Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc. From December 2009 to March 2012, Ms. Falberg held the position of Senior Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc. From 2001 through 2009, Ms. Falberg worked with a number of smaller companies while serving as a corporate director and audit committee chair for several companies. From 1995 to 2001, Ms. Falberg served various roles at Amgen Inc., including as Senior Vice President, Finance and Strategy, and Chief Financial Officer, and as Vice President, Chief Accounting Officer, and as Vice President, Treasurer. Ms. Falberg currently serves on the boards of public companies, including Aimmune Therapeutics, Inc., Arcus Biosciences, Inc., Urogen Pharma Ltd., and The Trade Desk, Inc. Ms. Falberg previously served on the boards of directors of Axovant Sciences, Ltd., BioMarin Pharmaceutical Inc., Medivation Inc., Halozyme Therapeutics, Inc., aTyr Pharma, Inc., and multiple other companies. Ms. Falberg is an inactive certified public accountant. Ms. Falberg holds an M.B.A. in Finance and B.A. in Economics from the University of California, Los Angeles.
We believe Ms. Falberg is qualified to serve on our board of directors due to her extensive background in the life science industry and her leadership experience as a senior financial executive, director and audit committee member of various other companies in the life science industry.
Dr. Gerrit Klaerner, Ph.D., our founder, has served as a member of our board of directors since July 2013 and as our Chief Executive Officer and President since August 2013. Dr. Klaerner was a founder of Relypsa, Inc. and served as its President and as a member of its board of directors from October 2007 until June 2013. Dr. Klaerner co-founded Ilypsa, Inc. in 2003 and served as its Chief Business Officer and Senior Vice President from December 2006 until July 2007 and its Director of Technology Assessment and Business Development from January 2003 until December 2006. Dr. Klaerner served in Symyx Technologies, Inc. from October 1998 until January 2003 as Staff Scientist, Senior Staff Scientist and Director of Business Development. Dr. Klaerner received his Ph.D. in polymer and organic chemistry from the Max Planck Institute for Polymer Research in Mainz, Germany, his M.S. in Chemistry from the Philipps University of Marburg and completed post-doctoral research at Stanford University and the IBM Almaden Research Center.
We believe that Dr. Klaerner is qualified to serve as our Chief Executive Officer and President and on our board of directors because of his extensive experience in leadership and management roles at various life sciences companies.
Dr. Klaus R. Veitinger, M.D., Ph.D., M.B.A., has served as a member of our board of directors since February 2014 and as our Chairman of the Board since September 2015. Dr. Veitinger has served as a Venture Partner with OrbiMed Advisors LLC, an affiliate of one of our principal stockholders, since October 2007. Prior to OrbiMed Advisors, Dr. Veitinger was a Member of the Executive Board of Schwarz Pharma AG and the Chief Executive Officer of Schwarz Pharma, Inc. with responsibility for the U.S. and Asia businesses. Dr. Veitinger has served on the boards of public companies, including Intercept Pharmaceuticals, Inc. from August 2012 until July 2016 and Relypsa, Inc. from October 2010 until June 2015, and currently serves on the board of scPharmaceuticals, Inc. since November 2017. Dr. Veitinger currently serves on the boards of directors of the following private companies: Neurogastrx, Inc. and Promentis Pharmaceuticals, Inc. For seven years he was a Director of PhRMA. Dr. Veitinger received his M.D. and his Ph.D. from the University of Heidelberg. He earned his M.B.A. at INSEAD in France.
We believe that Dr. Veitinger is qualified to serve on our board of directors due to his management and investment experience in the life sciences sector and medical and scientific background.
Recommendation of Our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO CLASS II BOARD NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE
Director Independence
Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent. Our board of directors has determined that Dr. Klaus Veitinger, Dr. Robert Alpern, Dr. David Bonita, Dr. Sandra Coufal, Ms. Kathryn Falberg and Dr. David Hirsch qualify as “independent” directors in accordance with the Nasdaq listing requirements. Dr. Gerrit Klaerner is not independent due to his role as Chief Executive Officer and President of the Company. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
Leadership Structure of the Board of Directors
Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Dr. Klaus Veitinger currently serves as our Chairman of the Board.
As a general policy, our board of directors believes that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of our board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our board of directors as a whole. As such, Dr. Gerrit Klaerner serves as our Chief Executive Officer and President while Dr. Klaus Veitinger serves as our Chairman of the Board but is not an officer of our Company. Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors continues to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Board of Directors’ Role in Risk Oversight
Our board of directors takes an enterprise-wide approach to risk management that seeks to complement our organizational objectives, strategic objectives, long-term organizational performance and the overall enhancement of stockholder value. Our board of directors assesses and considers the risks we face on an ongoing basis, including risks that are associated with our financial position, our competitive position and the impact of our operations on our cost structure. In addition, our board of directors reviews and assesses information regarding cybersecurity risks with management. Our board of directors’ approach to risk management includes understanding the risks we face, analyzing them with the latest information available and determining the steps that should be taken to manage those risks, with a view toward the appropriate level of risk for a company of our size and financial condition.
Certain committees of our board of directors actively manage risk within their given purview and authority. Our audit committee has the responsibility for overseeing our major financial, legal, and regulatory risk exposures, which span a variety of areas including litigation, regulatory compliance, reputational and policy matters, financial reporting and cybersecurity. Our audit committee also oversees the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk and related compliance efforts. Our compensation committee evaluates risks arising from compensation policies and practices. Our nominating and corporate governance committee evaluates risks arising from our corporate governance practices. Each of our committees provides reports to the full board of directors regarding these and other matters.

Evaluations of the Board of Directors
The board of directors evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by the nominating and corporate governance committee. The board of directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the board of directors or any committee thereof or of the directors.
Meetings of the Board of Directors
Our board of directors held six meetings during the year ended December 31, 2019. During 2019, each person currently serving as a director attended at least 75% of the aggregate of the total number of meetings of the board of directors and each committee of which he or she was a member. Each director is also encouraged and expected to attend the Company’s annual meeting. All of our directors attended the 2019 annual meeting of stockholders.
Committees of the Board of Directors
Our board of directors has established three standing committees: audit committee, compensation committee and nominating and corporate governance committee. Each committee operates pursuant to a written charter that has been approved by our board of directors. A copy of the current charter for each of the audit committee, compensation committee and nominating and corporate governance committee is available on our website at www.tricida.com by selecting the “Investors” link and then the “Governance” link. We do not intend the website address listed in this proxy statement to be an active link or to otherwise incorporate the contents of our website into this proxy statement. The audit committee met four times in 2019, the compensation committee met three times in 2019 and the nominating and corporate governance committee met three times in 2019.
Committee Composition

Audit Committee
Our board of directors has an audit committee and our board of directors has adopted an audit committee charter, which defines the audit committee’s principal functions, including oversight related to:
•	our accounting and financial reporting process;
•	appointing our independent registered public accounting firm;
•	evaluating the independent registered public accounting firm’s qualifications, independence and performance;
•	the compensation, retention, oversight of the work of, and termination of the independent registered public accounting firm;
•	discussing with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•	pre-approving all audit and permitted non-audit and tax services to be provided;

•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;
•
reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviewing our critical accounting policies and estimates; and
•	reviewing the audit committee charter and the committee’s performance at least annually.
All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that Ms. Falberg is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each of Dr. Bonita, Dr. Hirsch and Ms. Falberg are independent under the heightened audit committee independence standards of the SEC and Nasdaq. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
Compensation Committee
Our board of directors has a compensation committee and our board of directors has adopted a compensation committee charter, which defines the compensation committee’s principal functions, including recommending policies relating to compensation and benefits of our directors, officers and employees. Among other matters, the compensation committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer, evaluate the performance of our Chief Executive Officer in light of those goals and objectives and approves the compensation of the Chief Executive Officer based on such evaluations. The compensation committee also recommends to our board of directors the issuance of stock options and other awards under our stock plans. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including adherence by the compensation committee to its charter. Each of the members of our compensation committee has been determined to be independent under the applicable rules and regulations of Nasdaq, after considering the additional factors relevant to the independence of compensation committee members under the applicable standards of the SEC and Nasdaq, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. The compensation committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.
Nominating and Corporate Governance Committee
Our board of directors has a nominating and corporate governance committee and our board of directors has adopted a nominating and corporate governance committee charter. The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors and any of its committees. Among other matters, the nominating and corporate governance committee is responsible for developing and monitoring compliance with our corporate governance guidelines and reporting and making recommendations to our board of directors concerning governance matters. The nominating and corporate governance committee reviews and evaluates, at least annually, the performance of the nominating and corporate governance committee and its members, including adherence by the nominating and corporate governance committee to its charter. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
In the process of identifying, screening and recommending director candidates to the full board of directors, the nominating and corporate governance committee takes into consideration the needs of the board of directors and the qualifications of the candidates, such as general understanding of various business disciplines (e.g., marketing, finance, etc.), the Company’s business environment, educational and professional background, analytical ability, independence, diversity of experience and viewpoints, and willingness to devote adequate time to board of directors duties. The board of directors evaluates each individual in the context of the board of directors as a whole with the objective of retaining a group that is best equipped to help ensure that the long-term interests of the stockholders are served. While the Company does not have a formal policy on diversity for members of the board of directors, the nominating and corporate governance committee values the need for diversity of director skills and viewpoints when considering new candidates. The nominating and corporate governance committee will consider director candidates recommended by stockholders on the same basis that it evaluates other nominees for director.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2019, none of the members of our compensation committee has, at any time, been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers on our board of directors or compensation committee.
Corporate Governance Guidelines
The board of directors has adopted our Corporate Governance Guidelines which provide the framework for our corporate governance along with our amended and restated certificate of incorporation, amended and restated bylaws, committee charters and other key governance practices and policies. Our Corporate Governance Guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria, and board committee composition. The Corporate Governance Guidelines are available on our website at www.tricida.com by selecting the “Investors” link and then the “Governance” link. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.
Code of Business Conduct and Ethics
The board of directors has adopted our Code of Business Conduct and Ethics which applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at www.tricida.com by selecting the “Investors” link and then the “Governance” link. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.
Stock Ownership by Directors
The board of directors believes that an ownership stake in the Company strengthens the alignment of interests between directors and stockholders. Accordingly, each director is required to own common stock (or equivalents) having a value of at least three times the annual retainer fee, within three years of becoming a director. In the event the annual retainer fee is increased, directors will have one year to meet the new ownership guidelines. The board of directors will evaluate whether exceptions should be made for any director on whom these guidelines would impose a financial hardship. All of the directors currently comply with these guidelines.
Prohibition on Hedging and Pledging of Company Securities
The Company has a policy that prohibits officers, directors and employees from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors and employees of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Stockholder Communications
Any stockholder or other interested party who wishes to communicate with our board of directors or any individual director may send written communications to our board of directors or such director c/o Corporate Secretary, Tricida, Inc., 7000 Shoreline Court, Suite 201, South San Francisco, CA 94080. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our board of directors, based on the subject matter.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, including those discussed in the section titled “Executive Compensation,” the following is a description of each transaction since January 1, 2019 and each currently proposed transaction in which:
•	we have been or are to be a participant;
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers or holders of more than five percent (5%) of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

April 2019 Public Offering of Common Stock
On April 8, 2019, we issued an aggregate of 6,440,000 shares of our common stock in a public offering at a public offering price of $36.00 per share, including 840,000 shares of common stock issued upon exercise by the underwriters of their option to purchase additional shares. The net proceeds from the offering were $217.3 million.
The table below sets forth the aggregate number of common shares issued to, and the aggregate purchase price paid by, our directors, executive officers or holders of more than five percent (5%) of our capital stock, or an affiliate or immediate family member thereof, at the time of the transaction:
Name	Shares	Purchase Price
OrbiMed Private Investments V, LP	225,000	$8,100,000
Geoffrey M. Parker	20,000	$720,000
Policies and Procedures for Related Person Transactions
Pursuant to the written charter of our audit committee adopted in May 2018, our audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all related person transactions involving a principal stockholder, a member of the board of directors, senior management or an immediate family member of any of the aforementioned individuals. In addition, our Code of Business Conduct and Ethics requires that our officers and employees avoid taking for themselves personally opportunities that are discovered through the use of our property, information or position or use of our property, information or position for personal gain.

EXECUTIVE COMPENSATION
Compensation Committee Report
The following report of the compensation committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into such filing.
Our compensation committee has reviewed and discussed the section entitled “Executive Compensation” with our management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the section entitled “Executive Compensation” be included in this proxy statement, which will be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Respectfully submitted by the compensation committee of the board of directors.
Dr. David Bonita, M.D., Chair
Dr. Sandra I. Coufal, M.D.
Dr. David Hirsch, M.D., Ph.D.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are based on current expectation and are subject to risks, uncertainties, and assumptions that are difficult to predict. We undertake no obligation to revise or update any forward-looking statements for any reason.
This Compensation Discussion and Analysis provides an overview of our executive compensation program for 2019 and our executive compensation philosophies and objectives. As we have ceased to be an “emerging growth company,” this is the first year that we are providing a Compensation Discussion and Analysis. Under the SEC executive compensation disclosure rules, we are not required to include CEO pay ratio disclosure in this proxy statement as a result of our recent transition from being an “emerging growth company.”
Our named executive officers consist of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers serving in such roles as of December 31, 2019 (“Named Executive Officers”). For 2019 our Named Executive Officers were:
Name	Title
Gerrit Klaerner, Ph.D.	President and Chief Executive Officer
Geoffrey M. Parker	Executive Vice President, Chief Financial Officer
Dawn Parsell, Ph.D.	Executive Vice President, Clinical Development
Susannah Cantrell, Ph.D.	Executive Vice President, Chief Commercial Officer
Edward Hejlek, Esq.(1)	Former Executive Vice President, General Counsel
(1)
In December 2019, Mr. Hejlek announced his intention to transition from his role as Executive Vice President, General Counsel to serve as Executive Vice President, Intellectual Property, commencing March 9, 2020. Mr. Hejlek continued to serve as Executive Vice President, General Counsel through December 31, 2019.

Executive Summary
Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders. Our strategy has been to design the Company’s compensation programs to drive alignment of all employees, including our Named Executive Officers. We believe that this approach recognizes that, as a Company, we are all one team with one mission. We believe our executive compensation program effectively aligns the interests of our Named Executive Officers with our objective of creating sustainable long-term value for our stockholders.
2019 Highlights
During 2019, we executed on substantially all of our strategic priorities. Highlights from 2019 include:
•
The U.S. Food and Drug Administration (FDA) accepted for review, through the Accelerated Approval Program, our New Drug Application (NDA) for veverimer and has assigned a Prescription Drug User Fee Act (PDUFA) goal date of August 22, 2020. The FDA has indicated that it is currently planning to hold a Cardiovascular and Renal Drugs Advisory Committee (CRDAC) meeting to discuss the application.

•	We announced positive results of the TRCA-301E trial, a placebo-controlled, blinded, 40-week extension trial. The trial met its primary and all secondary endpoints.
•	The Lancet published results from our successful TRCA-301 Phase 3 clinical trial in March 2019 and the successful TRCA-301E long-term extension trial in June 2019.
•	We hired key executives and expanded our Medical Affairs and Commercial organizations to support disease awareness efforts and the potential launch of veverimer in the second half of 2020.
The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. In the case of new hire executive officers, their compensation is primarily determined based on the negotiations of the parties as well as our historical compensation practices. In setting compensation, the compensation committee of the board of directors (the “Committee”) also considers the competitive market, as discussed further below, and seeks to recognize and reward high performers through meaningful merit adjustments and bonus and equity incentive opportunities. For 2019, the material elements of our executive compensation program were base salary, cash incentive awards and equity-based compensation in the form of stock options.
Our Executive Compensation Practices
The Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the compensation committee believes reinforces our executive compensation objectives:
•	A significant percentage of target annual compensation delivered in the form of variable compensation tied to performance and/or stock price appreciation.
•	Our Committee performs a market comparison of executive compensation against a relevant peer group.
•	Our Committee retains an independent compensation consultant reporting directly to the Committee and providing no other services to the Company.
•	We do not have tax gross-ups for compensation received in connection with a change in control.
•	We do not have executive perquisites.
•	We do not have excessive severance benefits.
•	We do not allow repricing of underwater stock options under our current equity incentive plan without stockholder approval.

Compensation of Named Executive Officers
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our Named Executive Officers are designed to reflect each executive officer’s scope of responsibility and accountability with us. In 2019, the Committee adjusted annual base salary levels based on a review of market data and individual performance.
The table below sets forth the 2018 and 2019 base salary level for each of our Named Executive Officers:
Named Executive Officer	2018 Annualized Base Salary	2019 Annualized Base Salary
Gerrit Klaerner, Ph.D.	$ 565,000	$ 587,600
Geoffrey M. Parker	411,000	427,232
Dawn Parsell, Ph.D.	400,000(1)	420,000
Susannah Cantrell, Ph.D.(1)	N/A(2)	400,000
Edward Hejlek, Esq.	411,000	423,793
(1)
Prior to August 1, 2018, Dr. Parsell provided her services to us through a consulting agreement, the amount in this column for Dr. Parsell represents the consulting fee that she received under this agreement.

(2)	Dr. Cantrell’s employment with the Company commenced in January 2019.
Cash Incentives
During 2019, we provided our senior leadership team with short-term incentive compensation through our cash bonus plan, the Tricida, Inc. Annual Incentive Plan (the “AIP”). Cash incentives hold executives accountable, rewards the executives based on actual business results and helps create a “pay for performance” culture. Our AIP provides cash incentive award opportunities for the achievement of performance goals established by the Committee at the beginning of the fiscal year. Payouts to participants vary based on performance as compared to the target performance goals established by the Committee. For 2019, the target bonus opportunity, as a percentage of base salary, was 55%, 40%, 35% and 30% for Dr. Klaerner, Mr. Parker, Dr. Cantrell and the other Named Executive Officers, respectively, which did not change as compared to the target opportunities established for 2018 for our continuing Named Executive Officers.
2019 AIP Pay-for-Performance Alignment
The Committee undertakes a rigorous review and analysis to establish performance goals under the AIP. For each Named Executive Officer other than Dr. Klaerner, 50% of his or her 2019 AIP target was based on a qualitative assessment of individual performance and 50% was based on Company-wide performance goals relating to (i) clinical studies and regulatory developments, (ii) technical and regulatory operations, (iii) financial and legal activities and (iv) medical affairs and commercial activities. Dr. Klaerner’s entire 2019 AIP target was based on Company-wide performance goals. For 2019, the compensation committee established the following performance goals and weightings under the AIP with respect to the Company-wide performance goals. The performance goals were designed to be achievable, but required the coordinated, cross-functional focus and effort of the executives.
•	Regulatory and clinical (weighted 50%) – assessed based on the achievement of FDA acceptance of our NDA filing and preparation for pre-approval inspections
•
Technical Operations (weighted 20%) – assessed based on supply production for our clinical activities, drug substance process validation, drug substance supply production for our initial commercial launch, and establishment of a drug substance commercial supply agreement

•	Finance/Legal (weighted 20%) – assessed based on capital raised and maintaining and enhancing our intellectual property
•
Medical Affairs/Commercial (weighted 10%) – assessed based on pre-launch activities, including development of medical affairs and commercial teams, an increase in disease awareness activities, and the development of commercial launch and pricing strategies

The Committee assessed performance against each of the corporate performance metrics described above and determined that we achieved each of the goals resulting in an overall attainment level of 100% of target for the Company-wide performance goals. In particular, the Committee considered the FDA’s acceptance for review of our NDA for veverimer, the positive results of the TRCA-301E trial, the closing of our follow-on equity offering and amended and increased credit facility, key management development in our medical affairs and commercial organizations, drug substance process validation and establishment of a commercial supply agreement, and the continued development of our intellectual property estate.
Personal performance for the Named Executive Officers other than Dr. Klaerner was based on their functional areas of responsibility, with a number of sub-goals established for each Named Executive Officer. The Committee assessed performance on a qualitative basis and did not assign a weighting for any of the sub-goals established for the Named Executive Officers. Based on input from Dr. Klaerner regarding each Named Executive Officer’s performance, the Committee determined that each of the Named Executive Officers achieved his or her personal performance goals, resulting in the personal component payout level ranging from 100% to 115% of target for each Named Executive Officer. As noted above, Dr. Klaerner’s bonus was determined based entirely on the corporate performance goals. After considering the Company’s performance during 2019 as well as Dr. Klaerner’s individual performance and contributions to the Company’s achievements, the Committee determined to increase Dr. Klaerner’s bonus payout to 120% of target.
2019 AIP Results and Payouts
The table below sets forth the AIP bonus targets and payouts to each of our Named Executive Officers based upon 2019 performance:
Named Executive Officer	2019 AIP Target	2019 AIP Payout(1)
Gerrit Klaerner, Ph.D.	$ 323,180	$ 387,816
Geoffrey M. Parker	170,893	196,527
Dawn Parsell, Ph.D.	126,000	144,900
Susannah Cantrell, Ph.D.	140,000	150,500
Edward Hejlek, Esq.	127,138	127,138
(1)
In June 2019, the Committee determined that the NEOs would receive half of their target bonus based on progress with respect to the achievement of the AIP goals including the completion of the TRCA-301E trial, the secondary offering of securities, the closing of a loan facility and development of the medical affairs and commercial teams. Accordingly, in June 2019, Dr. Klaerner, Mr. Parker, Dr. Parsell, Dr. Cantrell and Mr. Hejlek received bonuses of $161,950, $85,446, $63,000, $58,301, and $63,569, respectively.

In addition, during 2019, the Committee also granted Dr. Cantrell a sign-on bonus of $100,000 as an inducement for her to join the Company. The amount of the sign-on bonus was determined based on the negotiations of the parties and after consideration of input from the Committee’s independent compensation consultant and market practices for similar offers of employment.
Equity Incentive Program
To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, we have historically granted equity compensation in the form of stock options. The 2019 equity grants were determined based on individual performance, input of the Committee’s independent compensation consultant, and the Committee’s review of the public company market data described below, with the general goal of aligning equity compensation with the 50th to 75th percentile of the market data. In early 2019, the Committee awarded Dr. Klaerner, Mr. Parker, Dr. Parsell, Dr. Cantrell, and Mr. Hejlek stock options to purchase 450,000, 100,000, 100,000, 210,000 and 60,000 shares of our common stock, respectively. In determining the sizing of the annual stock option grant, the Committee considered market data and individual performance. The 2019 stock option grants generally vest 25% on the first anniversary of the vesting commencement date and in subsequent 1/36th increments for each subsequent month of continuous employment.
In addition, in order to incentivize the timely submission of a specified New Drug Application and after considering the input of the Committee’s independent compensation consultant, the Committee approved option awards in June 2019 to be effective on the submission date of the application, provided that such application was submitted on or prior to August 31, 2019. These grants were made in order to recognize and reward the performance and significant achievements of the Company with respect to filing an NDA with the FDA within a defined performance period. Accordingly, Dr. Klaerner, Mr. Parker, Dr. Parsell, Dr. Cantrell, and Mr. Hejlek received stock options to purchase 110,000, 30,000, 40,000, 30,000 and 30,000 shares of our common stock, respectively. These stock option grants vest in 18-monthly installments, subject to the Named Executive Officer’s employment through the applicable vesting date.
Under the terms of the stock option agreements, executive officers have the option of exercising the stock option prior to vesting and receive restricted stock upon exercise, which is subject to the same vesting conditions applicable to the underlying stock options.
Other Elements of Our 2019 Executive Compensation Program
Severance Arrangements
During 2019, the Named Executive Officers were each participants in the Tricida, Inc. Executive Severance Benefit Plan, as amended (the “Executive Severance Plan”), which provides severance benefits upon certain qualifying terminations of employment with the Company (the “Compensation Protection Agreements”). The Committee believes that these severance benefits help secure the continued employment and dedication of our Named Executive Officers and are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar arrangements in place for their senior management. The terms of the severance benefits were determined based on a review of market practices and the input of the Committee’s independent compensation consultant and, consistent with market practices, do not include change in control-related tax gross-ups.
In February 2020, the Committee amended the Executive Severance Plan to create a new tier of benefits for employees holding the title of Executive Vice President. As a result of the amendment, the cash severance benefits payable to such employees, expressed as a multiple of a participant’s monthly base salary, were increased based on a review of market data. Following this amendment, the cash severance benefit, expressed as a multiple of monthly base salary, increased (i) from nine months to 10 months for a qualifying termination not in connection with a change in control and (ii) from 12 months to 15 months for a qualifying termination in connection with a change in control. The Named Executive Officers, other than the Chief Executive Officer, will be under this new tier of benefits.
Additional information regarding the employment arrangements with each of our Named Executive Officers, including a quantification of benefits that would have been received by each Named Executive Officer had his or her employment terminated on December 31, 2019, is provided under “2019 Potential Payments upon Termination or Change in Control.”
Other Benefits
Our Named Executive Officers participate in our corporate-wide benefit programs. Our Named Executive Officers are offered benefits that generally are commensurate with the benefits provided to all of our full-time employee, which includes participation in our qualified defined contribution plan. We do not provide perquisites that are often provided at other companies to executive officers.
How We Make Executive Compensation Decisions
Role of the Board, Compensation Committee and our Executive Officers
The Committee is responsible for determining the compensation of our Chief Executive Officer and each of our other executive officers. In setting the compensation of our Chief Executive Officer, the Committee takes into account the nominating and corporate governance committee’s review of the Chief Executive Officer’s performance. In setting the compensation of our other executive officers, the Committee takes into account the Chief Executive Officer’s review of each executive officer’s performance and his recommendations with respect to their compensation. The Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.
Guidance from Independent Compensation Consultant
Compensia provides executive compensation consulting services to the Committee. With respect to 2019, Compensia provided services related to the review of 2019 compensation adjustments, including a review of peer group compensation data, awards under our equity incentive program, the setting of performance goals in our annual incentive plan, an analysis of the relationship between the Company’s pay and performance relative to peers, trends and tax and regulatory developments with respect to executive compensation, our compensation peer group, our non-employee director compensation program and assistance with this Compensation Discussion and Analysis. Compensia is retained by and reports to the Committee and, at the request of the Committee, participates in committee meetings. Compensia did not provide any services to the Company with respect to 2019 other than those provided to the Committee. The Committee reviewed the independence of Compensia under Nasdaq and SEC rules and concluded that the work of Compensia has not raised any conflict of interest.
Comparison to Relevant Peer Group
To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Committee reviews market data for peer group companies. The Committee believes that our executive compensation peer group should reflect the markets in which the Company competes for business, executive talent and capital and selects companies based on the following peer selection criteria:
•	Industry: Biotechnology & Pharmaceuticals
•	Market Capitalization: $560 million to $6.7 billion (approximately 1/3x to 4x the Company’s market capitalization)
•	Stage of Lead Drug Candidate
•	Revenue comparability
•	Number of employees
•	Therapeutic focus
•	Location
•	Total Shareholder Return
In selecting companies for our peer group, the Committee considers recommendations from Compensia. The Committee approved the following peer group of companies to evaluate 2019 executive compensation decisions: Acceleron Pharma; Aimmune Therapeutics; Alder BioPharmaceuticals; Arena Pharmaceuticals; Biohaven Pharmaceutical; Cara Therapeutics; ChemoCentryx; Deciphera Pharmaceuticals; Esperion Therapeutics; Global Blood Therapeutics; ImmunoGen; Karyopharm Therapeutics; MacroGenics; MyoKardia; Reata Pharmaceuticals; Retrophin; Rhythm Pharmaceutical; Xencor; and Zogenix.
We believe that the compensation practices of our 2019 peer group provided us with appropriate benchmarks for evaluating the compensation of our Named Executive Officers for 2019 because of the developmental, market and organizational characteristics we shared with our peer group. In comparing the Company’s executive compensation program to the peer group, the Committee generally seeks to align cash compensation with the 50th percentile of the peer group and equity compensation between the 50th and 75th percentiles of the peer group, with deviations to recognize and reward high performers.

2019 Summary Compensation Table
The following table shows information regarding the compensation of our Named Executive Officers for services performed in the year ended December 31, 2019 and, to the extent required by applicable SEC executive compensation disclosure rules, December 31, 2018 and 2017.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Gerrit Klaerner, Ph.D., President and Chief Executive Officer	2019	$583,833	$64,636	$9,195,004	$323,180	$2,043	$10,168,696
	2018	503,333	—	682,982	310,750	—	1,497,065
	2017	425,000	—	170,362	223,600	2,043	821,005

Geoffrey M. Parker, Executive Vice President, Chief Financial Officer	2019	424,493	—	2,161,167	196,527	—	2,782,187
	2018	407,508	—	147,364	164,320	2,333	721,525
	2017	287,388	—	272,547	142,200	2,333	704,468

Dawn Parsell, Ph.D., Executive Vice President, Clinical Development	2019	416,667	17,053	2,373,266	144,900	—	2,951,886
	2018	166,667	15,576	3,172,187	50,000	253,989	3,658,419

Susannah Cantrell, Ph.D., Executive Vice President, Chief Commercial Officer	2019	372,821	100,000	3,445,047	150,500[4]	2,153	4,070,521

Edward Hejlek, Esq., Former Executive Vice President, General Counsel(6)	2019	422,696	—	1,551,219	127,138	—	2,101,053
(1)	The amounts reflect the base salaries earned during each reporting year.
(2)
The amount reported for Dr. Klaerner represents the portion of the 2019 annual bonus paid in excess of the corporate achievement level. Dr. Cantrell represents a sign-on bonus granted in connection her commencement of employment with us. The amount reported for Dr. Parsell in 2019 represents a one-time bonus.

(3)
For 2019, amounts reflect the aggregate grant date fair value of stock options awarded in 2019, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation based on the following assumptions: risk-free interest rate of 1.5%–2.6%; expected volatility of 73.9%–74.5%; expected term of 5.3–6.1 years and expected dividend rate of 0%.

(4)
The amounts represents payouts under our 2019 cash bonus program based on (i) personal performance (weighted 50% for each Named Executive Officer other than Dr. Klaerner) and (ii) Company-wide performance with respect to goals relating to (A) clinical studies and regulatory developments, (B) technical and regulatory operations, (C) financial and legal matters and (D) medical affairs and commercial activities. Please see the Compensation Discussion & Analysis for further information regarding the Company’s 2019 cash bonus program.

(5)
All other compensation for the year ended December 31, 2019 represents premiums for life insurance for Dr. Klaerner and Dr. Cantrell. Prior to August 1, 2018, Dr. Parsell provided her services to us through a consulting agreement; the amount in this column for Dr. Parsell represents the consulting fee that she received under this agreement.

(6)
In December 2019, Mr. Hejlek announced his intention to transition from his role as Executive Vice President, General Counsel to serve as Executive Vice President, Intellectual Property, commencing March 9, 2020. Mr. Hejlek continued to serve as Executive Vice President, General Counsel through December 31, 2019.

2019 Grants of Plan-Based Awards Table
The following table provides information regarding the possible payouts to our Named Executive Officers in 2019 under the AIP and the annual equity awards received by our Named Executive Officers in 2019 under the Tricida, Inc. 2018 Equity Incentive Plan (“2018 Plan”).
		Estimated Possible Payouts Under Non-equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gerrit Klaerner, Ph.D.	—	—	323,180	—	—	—	—	—	—	—
	2/20/2019	—	—	—	—	—	—	450,000	22.82	6,861,915
	8/22/2019	—	—	—	—	—	—	110,000	34.27	2,333,089
Geoffrey M. Parker	—	—	170,893	—	—	—	—	—	—	—
	2/20/2019	—	—	—	—	—	—	100,000	22.82	1,524,870
	8/22/2019	—	—	—	—	—	—	30,000	34.27	636,297
Dawn Parsell, Ph.D.	—	—	126,000	—	—	—	—	—	—	—
	2/20/2019	—	—	—	—	—	—	100,000	22.82	1,524,870
	8/22/2019	—	—	—	—	—	—	40,000	34.27	848,396
Susan Cantrell, Ph.D.	—	—	140,000	—	—	—	—	—	—	—
	1/28/2019	—	—	—	—	—	—	210,000	20.05	2,808,750
	8/22/2019	—	—	—	—	—	—	30,000	34.27	636,297
Edward Hejlek, Esq.	—	—	127,138	—	—	—	—	—	—	—
	2/20/2019	—	—	—	—	—	—	60,000	22.82	914,922
	8/22/2019	—	—	—	—	—	—	30,000	34.27	636,297
(1)
These amounts represent target cash award levels set in 2019 under the AIP. The amount actually paid to each Named Executive Officer under the 2019 AIP is reported as Non-Equity Incentive Plan Compensation in the 2019 Summary Compensation Table.

(2)
These amounts represent stock options granted under the 2018 Plan. For actively employed executives, the options granted on January 28, 2019 and February 20, 2019 vest 25% on the first anniversary of the grant date and in subsequent 1/36th increments for each subsequent month of continuous employment. For actively employed executives, the options granted on August 22, 2019 vest in 18 monthly installments.

(3)
The amounts reported represent the aggregate grant date fair value of stock options awarded in 2019, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation based on the following assumptions: risk-free interest rate of 1.5%–2.6%; expected volatility of 73.9%–74.5%; expected term of 5.3–6.1 years and expected dividend rate of 0%.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table presents information regarding the outstanding stock options held by each of the named executive officers as of December 31, 2019. None of the named executive officers held any outstanding restricted stock or other equity awards as of that date.
Name	Grant Date(1)	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Gerrit Klaerner Ph.D.	3/9/2015	3/1/2015	109,296	—	—	0.80	3/8/2025
	2/24/2016	1/1/2016	75,376	—	—	0.96	2/23/2026
	9/27/2016	6/8/2016	76,633	—	—	1.68	9/26/2026
	11/3/2016	10/1/2016	115,577	—	—	1.68	11/2/2026
	9/15/2017	9/1/2017	144,472	—	—	2.39	9/14/2027
	3/15/2018	3/15/2018	125,628	—	—	7.49	3/15/2028
	5/15/2018	5/15/2018	25,125	—	—	7.89	5/14/2028
	2/20/2019	2/20/2019	450,000	—	—	22.82	2/19/2029
	8/22/2019	8/22/2019	110,000	—	—	34.27	8/21/2029

Geoffrey M. Parker	6/15/2017	4/10/2017	196,909	—	—	1.84	6/14/2027
	9/15/2017	9/1/2017	30,150	—	—	2.39	9/14/2027
	3/15/2018	3/15/2018	35,175	—	—	7.49	3/15/2028
	2/20/2019	2/20/2019	100,000	—	—	22.82	2/19/2029
	8/22/2019	8/22/2019	30,000	—	—	34.27	8/21/2029

Dawn Parsell, Ph.D.	9/27/2016	6/8/2016	1,885	—	—	1.68	9/26/2026
	11/3/2016	10/1/2016	18,425	—	—	1.68	11/2/2026
	9/15/2017	9/1/2017	18,844	—	—	2.39	9/13/2027
	3/15/2018	3/15/2018	25,125	—	—	7.49	3/15/2028
	9/27/2018	8/1/2018	125,000	—	—	31.85	9/26/2028
	2/20/2019	2/20/2019	100,000	—	—	22.82	2/19/2029
	8/22/2019	8/22/2019	40,000	—	—	34.27	8/21/2029

Susannah Cantrell, Ph.D.	1/28/2019	1/28/2019	210,000	—	—	20.05	1/27/2029
	8/22/2019	8/22/2019	30,000	—	—	34.27	8/21/2029

Edward Hejlek, Esq.	2/24/2016	1/1/2016	134,143	—	—	0.96	2/23/2026
	9/27/2016	6/8/2016	23,869	—	—	1.68	9/26/2026
	11/3/2016	10/1/2016	43,894	—	—	1.68	11/2/2026
	9/15/2017	9/1/2017	30,150	—	—	2.39	9/13/2027
	3/15/2018	3/15/2018	30,150	—	—	7.49	3/15/2028
	2/20/2019	2/20/2019	60,000	—	—	22.82	2/19/2029
	8/22/2019	8/22/2019	30,000	—	—	34.27	8/21/2029
(1)
These options vest 25% on the first anniversary of the vesting commencement date and in subsequent 1/48th increments for each subsequent month of continuous employment, except that (i) the options granted on January 28, 2019 and February 20, 2019 vest 25% on the first anniversary of the vesting commencement date and in subsequent 1/36th increments for each subsequent month of continuous employment and (ii) the options granted on August 22, 2019 vest in 18 monthly installments subject to the executive’s continued employment.

(2)
Because options may be early exercised for restricted stock, options are reported in this table as “Exercisable.” Please see footnote (1) to this table for the vesting schedule applicable to the option awards.

2019 Stock Option Exercises Table
The following table provides information concerning the exercise of stock options during 2019 for each of the Named Executive Officers. None of the named executive officers held any outstanding restricted stock or other equity awards during 2019.
	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Gerrit Klaerner Ph.D.	—	—
Geoffrey M. Parker	54,347	1,740,191
Dawn Parsell, Ph.D	61,346	1,980,750
Susannah Cantrell, Ph.D.	—	—
Edward Hejlek, Esq.	19,200	717,773
2019 Potential Payments Upon a Termination or Change in Control
Each of our Named Executive Officers participates in the Tricida, Inc. Executive Severance Benefit Plan, as amended (the “Executive Severance Plan”). In the event a participant in the Executive Severance Plan experiences a termination without “cause” or resigns for “good reason,” each as defined in the Executive Severance Plan, then such participant will be eligible to receive (i) a cash severance benefit in an amount equal to a specified number of months of base salary, payable in monthly installments, and (ii) Company-paid premiums for healthcare continuation coverage during the severance period while the participant continues to participate in our health plans or until the participant is entitled to alternative coverage. The period for monthly severance benefits is equal to 12 months for Dr. Klaerner and, during 2019, nine months for the other Named Executive Officers. During 2020, the Committee amended the Executive Severance Plan to increase the multiple for the monthly severance benefit from nine months to ten months.
The following table sets for the termination related benefits that the Named Executive Officers would have received in the event of a termination not related to a change in control as of December 31, 2019.
Potential Payments Upon a Qualifying Termination of Employment(1)
Name	Severance Payment ($)(2)	Welfare Benefits ($)(3)	Aggregate Payments ($)
Gerrit Klaerner Ph.D.	587,600	34,656	622,256
Geoffrey M. Parker	320,424	25,992	346,416
Dawn Parsell, Ph.D.	315,000	—	315,000
Susannah Cantrell, Ph.D.	300,000	17,376	317,376
Hejlek, Edward, Esq.	317,845	17,376	335,221
(1)
A qualifying termination means termination of the Named Executive Officer’s employment (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) by the Named Executive Officer for “good reason.”

(2)
Amounts reported in this column represent the monthly severance multiple times the Named Executive Officer’s monthly base salary. As of December 31, 2019, the monthly severance multiple was 12 for Dr. Klaerner and nine for the other Named Executive Officers.

(3)	Represents the estimated value of continued welfare benefits that all Named Executive Officers would be entitled to receive upon a qualifying termination of employment.
In the event an Executive Severance Plan participant’s employment is terminated without cause or due to good reason within three months prior to, or 15 months following, a change in control, separation benefits will consist of: (i) monthly severance benefits equal to 18 months for Dr. Klaerner and, during 2019, 12 months for the other Named Executive Officers; (ii) immediate vesting of any outstanding and unvested equity awards; and (iii) an additional cash payment equal to the participant’s target annual bonus for the year of termination, prorated based on the number of months in the year prior to the date of termination if, as of the date of the participant’s termination of employment, the Company and participant were on “target” to achieve the applicable performance goals. During 2020, the Committee amended the Executive Severance Plan to increase the multiple for the change in control related monthly severance benefit from 12 months to 15 months.

Potential Payments Upon a Qualifying Termination of Employment Following a Change in Control(1)
Name	Severance Payment ($)(2)	Target Bonus ($)(3)	Value of Accelerated Equity Awards ($)(4)	Welfare Benefits ($)(5)	Aggregate Payments ($)
Gerrit Klaerner, Ph.D.	881,400	323,180	13,108,191	34,656	14,347,427
Geoffrey M. Parker	427,232	170,893	5,644,913	25,992	6,269,030
Dawn Parsell, Ph.D.	420,000	126,000	3,254,873	—	3,800,873
Susannah Cantrell, Ph.D.	400,000	140,000	3,795,869	17,376	4,353,245
Hejlek, Edward, Esq.	423,793	127,138	2,510,790	17,376	3,079,097
(1)
A qualifying termination means termination of the Named Executive Officer’s employment within three months prior to or 15 months following a change in control (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) by the Named Executive Officer for “good reason.”

(2)
Amounts reported in this column represent the monthly severance multiple times the Named Executive Officer’s monthly base salary. As of December 31, 2019, the monthly severance multiple was 18 for Dr. Klaerner and 12 for the other Named Executive Officers.

(3)
Represents an additional severance benefit equal to the Named Executive Officer’s target annual bonus for the year of termination, prorated based on the number of months in the year prior to the date of termination if, as of the date of the participant’s termination of employment, the Company and participant were on “target” to achieve the applicable performance goals. Because the termination is deemed to have occurred as of December 31, 2019, the entire target bonus is included.

(4)
Under the terms of the Executive Severance Plan, all outstanding equity awards would vest in full. The value of the accelerated vesting of the equity awards reported in this table is based upon our closing stock price of $37.74 on December 31, 2019.

(5)	Represents the estimated value of continued welfare benefits that all Named Executive Officers would be entitled to receive upon a qualifying termination of employment.

DIRECTOR COMPENSATION
In connection with our initial public offering, our board of directors engaged an independent compensation consultant to assist in the evaluation of our post-offering non-employee director compensation program. Based on such analysis, our board of directors approved the director compensation program set forth below, which became effective upon the consummation of our initial public offering and remained in effect during 2019.
Annual Cash Compensation Elements	Amount
Board Retainer	$40,000
Audit Committee Retainer (chair/member)	$20,000 / $7,500
Compensation Committee Retainer (chair/member)	$12,500 / $6,000
Nominating and Corporate Governance Committee Retainer (chair/member)	$8,000 / $4,000
Additional Retainer for Non-Executive Chair	$60,000
All retainers are paid quarterly in arrears and, if applicable, are prorated based upon board or chair service during the calendar year. In addition, we reimburse our directors for their reasonable out-of-pocket expenses to attend board and committee meetings.
In order to further align our director compensation program with stockholder interests, under our annual compensation program, directors also receive an annual equity grant on the date of each annual meeting of stockholders. The grant date fair value of the annual equity awards is equal to approximately $230,000 and the annual equity award is expected to be delivered 70% in the form of stock options and 30% in the form of restricted stock units. The stock options are scheduled to vest in 12 monthly installments, while the restricted stock units are scheduled to vest on the one-year anniversary of the grant date, subject in each case to earlier vesting if the annual meeting precedes the one-year anniversary of the grant date.
The director compensation program also contemplates that newly appointed directors will receive an initial equity award with a grant date fair value of approximately $460,000, to be delivered with the same stock option and restricted stock unit mix as the annual equity awards. The initial stock option grants are scheduled to vest on a monthly basis over 36 months and the restricted stock unit awards are scheduled to vest in one-third installments on each of the first, second and third anniversaries of the date of grant.
2019 Director Compensation Table
The following table sets forth information for the year ended December 31, 2019 regarding the compensation awarded to, earned by or paid to our non-employee directors.
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(2)(3) ($)	All Other Compensation ($)	Total ($)
Klaus Veitinger, M.D., Ph.D., M.B.A.	$108,000	$69,000	$161,000	$—	$338,000
Robert J. Alpern, M.D.	44,000	69,000	161,000	—	274,000
David Bonita, M.D.	64,000	69,000	161,000	—	294,000
Sandra I. Coufal, M.D.	46,000	69,000	161,000	—	276,000
Kathryn Falberg	60,000	69,000	161,000	—	290,000
David Hirsch, M.D., Ph.D.	53,500	69,000	161,000	—	283,500
(1)
Amounts reported in this column reflect the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation, excluding estimated forfeitures. The amounts reported are calculated based on the Company’s closing stock price on the date of grant multiplied by the number of shares subject to the restricted stock unit award.

(2)
As of December 31, 2019, our non-employee directors had equity awards outstanding with respect to the following number of shares: Dr. Veitinger - restricted stock units, 1,879 and stock options, 118,203; Dr. Alpern - restricted stock units, 1,879 and stock options, 29,637; Dr. Bonita - restricted stock units, 1,879 and stock options, 20,215; Dr. Coufal - restricted stock units, 1,879 and stock options, 20,215; Ms. Falberg - restricted stock units, 1,879 and stock options, 72,978; and Dr. Hirsch - restricted stock units, 1,879 and stock options, 20,215.

(3)
Amounts reported in this column reflect the aggregate grant date fair value of stock options awarded in 2019, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation based on the following assumptions: risk-free interest rate of 1.9%; expected volatility of 73.3%; expected term of 5.3 years and expected dividend rate of 0%.

PROPOSAL TWO:
NON-BINDING ADVISORY VOTE APPROVING THE COMPANY’S EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, our board of directors is providing stockholders with a vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on executive compensation paid to our named executive officers as disclosed in the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement, including the compensation tables and the corresponding narrative discussion and footnotes set forth on pages 14 to 24. Because your vote is advisory, it will not be binding on the board of directors. However, the board of directors and the compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
As described in the Compensation Discussion and Analysis, our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders. Our strategy has been to design the Company’s compensation programs to drive alignment of all employees, including our Named Executive Officers. We believe that this approach recognizes that, as a Company, we are all one team with one mission. We believe our executive compensation program effectively aligns the interests of our Named Executive Officers with our objective of creating sustainable long-term value for our stockholders.
During 2019, we executed on substantially all of our strategic priorities. Highlights from 2019 include:
•
The U.S. Food and Drug Administration (FDA) accepted for review, through the Accelerated Approval Program, our New Drug Application (NDA) for veverimer and has assigned a Prescription Drug User Fee Act (PDUFA) goal date of August 22, 2020. The FDA has indicated that it is currently planning to hold a Cardiovascular and Renal Drugs Advisory Committee (CRDAC) meeting to discuss the application.

•	We announced positive results of the TRCA-301E trial, a placebo-controlled, blinded, 40-week extension trial. The trial met its primary and all secondary endpoints.
•	The Lancet published results from our successful TRCA-301 Phase 3 clinical trial in March 2019 and the successful TRCA-301E long-term extension trial in June 2019.
•	We hired key executives and expanded our Medical Affairs and Commercial organizations to support disease awareness efforts and the potential launch of veverimer in the second half of 2020.
For the reasons discussed above and in the Compensation Discussion and Analysis, our board of directors recommends that our stockholders vote “FOR” the “say-on-pay” vote as set forth in the following resolution:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).
Recommendation of Our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE:
NON-BINDING ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE ADVISORY VOTE REGARDING THE COMPANY’S EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, our board of directors is providing stockholders with a vote to approve, on an advisory basis, the frequency with which they believe a non-binding advisory vote regarding the compensation of our named executive officers, or “say-on-pay” vote, should occur. Stockholders may indicate whether they prefer we hold a say-on-pay vote every one year, every two years, or every three years, or they may abstain. This non-binding advisory vote is commonly known as a “say-on-frequency” vote.
The board of directors has determined that the Company should hold a say-on-pay vote every year. An annual say-on-pay vote will allow us to obtain stockholder input on our executive compensation program on a more consistent basis, which aligns more closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and practices. In addition, holding an annual say-on-pay vote provides the highest level of accountability and communication by enabling the say-on-pay vote to correspond with the most recent executive compensation information presented in our proxy statement for each annual stockholder meeting. Holding say-on-pay votes annually reflects sound corporate governance principles and is consistent with a majority of institutional investor policies.
Stockholders are not voting to approve or disapprove the board of directors’ recommendation. Instead, the proxy card provides stockholders with four choices with respect to this Proposal Three: one year, two years, three years or abstention from voting on this Proposal Three. For the reasons discussed above, our board of directors is asking our stockholders to vote for a ONE YEAR frequency when voting at the annual meeting.
This vote is an advisory vote only, and therefore it will not bind the Company or the board of directors. However, the board of directors and the compensation committee will consider the voting results as appropriate when adopting a policy on the frequency of future say-on-pay votes. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the board of directors as the stockholders’ recommendation as to the frequency of future say-on-pay votes. Nevertheless, the board of directors may decide that it is in the best interests of stockholders and the Company to hold say-on-pay votes more or less frequently than the option recommended by our stockholders.
Recommendation of Our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE IN FAVOR OF HOLDING THE NON-BINDING ADVISORY VOTE TO APPROVE THE EXECUTIVE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS EVERY “ONE YEAR.”

PROPOSAL FOUR:
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2020
Our board of directors and the audit committee are asking our stockholders to ratify the appointment by the audit committee of Ernst & Young LLP, or EY, as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 31, 2020. Stockholder ratification of such selection is not required by our amended and restated bylaws or any other applicable legal requirement. However, our board of directors is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance.
In the event our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to continue to retain EY for the fiscal year ending December 31, 2020. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change should be made.
EY has audited our financial statements since 2017. A representative of EY is expected to be present at the annual meeting, and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.
Principal Accountant Fees and Services
We were billed by EY in the years ended December 31, 2019 and 2018 as follows:
	Years Ended December 31,
	2019	2018
Audit fees	$1,975,782	$2,381,172
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	4,000
Total fees	$1,975,782	$2,385,172
Audit fees above are professional services associated with the integrated audit of our financial statements and the filing of our registration statements, including our Registration Statement on Form S-1 related to our initial public offering, which was completed in July 2018. Audit-related fees are primarily attributable to services rendered in connection to reviews of our financial statements. There are no tax fees billed by EY in years ended December 31, 2019 and 2018. All other fees are attributable to accessing EY’s online research database.
Determination of Independence
In considering the nature of the services provided by our independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.
Additional information concerning the audit committee and its activities can be found in the following sections of this proxy statement: “Committee of the Board of Directors” and “Audit Committee Report.”
Pre-Approval Policy
According to policies adopted by the audit committee and ratified by our board of directors, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the audit committee. The audit committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors. The audit committee may delegate pre-approval authority to one or more of its members. Kathryn Falberg is currently designated as the member to whom such authority is delegated, and she must report, for informational purposes only, any pre-approval decisions to the audit committee at or prior to its next scheduled meeting.
The audit committee approved one hundred percent (100%) of all services provided by EY during the years ended December 31, 2019 and 2018. The audit committee has considered the nature and amount of the fees billed by EY and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining EY’s independence.
Recommendation of Our Board of Directors and Audit Committee
OUR BOARD OF DIRECTORS AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.
Audit Committee Report
The audit committee oversees our independent registered public accounting firm and assists our board of directors in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.
In fulfilling its oversight responsibilities, the audit committee:
•	reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2019 with management and Ernst & Young LLP our independent registered public accounting firm;
•	discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;
•	received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board; and
•	discussed the independence of Ernst & Young LLP with that firm.
Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors, and our board of directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC. The audit committee also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2020.
Submitted by the audit committee of our board of directors:

Kathryn Falberg, Chairperson
David Bonita, M.D.
David Hirsch, M.D., Ph.D.

PROPOSAL FIVE:
APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO MAKE THE FEDERAL DISTRICT COURTS OF THE UNITED STATES OF AMERICA THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS
The board of directors has approved and recommends your approval of an amendment to the Amended and Restated Certificate of Incorporation of the Company to provide that, unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for any action arising under the Securities Act of 1933. The Board has determined that the amendment is advisable and in the best interest of our stockholders.
The Board believes that our stockholders will benefit from having actions arising under the Securities Act of 1933 litigated in federal district courts. Although some plaintiffs might prefer to litigate these matters in a state court because it may be more convenient or viewed as being more favorable to them (among other reasons), the Board believes that the benefits to the Company and its stockholders (those not involved in the litigation) outweigh these concerns. The federal district courts have considerable expertise in matters arising under the Securities Act of 1933. This provides stockholders and the Company with more predictability regarding the outcome of these disputes. In addition, adoption of this amendment would reduce the risk that the Company could be involved in duplicative litigation in more than one forum, as well as the risk that the outcome of cases in multiple forums could be inconsistent, even though each forum purports to follow federal law. In addition, this amendment is structured to give the Board the flexibility to consent to an alternative forum when deemed appropriate.
If our stockholders approve this proposal, the proposed amendment will become effective immediately upon the filing of the proposed amendment with the Secretary of State of the State of Delaware. The affirmative vote of a majority of the outstanding shares of common stock is needed to approve the amendment.
The text of this proposed amendment will appear in Article IX, Section 9.1(b) of the Amended and Restated Certificate of Incorporation as follows:
Federal Forum. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this provision.
The full amendment with correlated adjustments to Article IX, Section 9.1 of the Amended and Restated Certificate of Incorporation is attached to this proxy statement as Appendix A.
Recommendation of Our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO MAKE THE FEDERAL DISTRICT COURTS OF THE UNITED STATES OF AMERICA THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information relating to the beneficial ownership of our common stock as of April 15, 2020, by:
•	each person, or group of affiliated persons, known by us to beneficially own more than five percent (5%) of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all our current directors and executive officers as a group.
The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 15, 2020, through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.
The percentage of shares beneficially owned is computed on the basis of 49,931,482 shares of our common stock outstanding as of April 15, 2020. Shares of our common stock that a person has the right to acquire within 60 days of April 15, 2020, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.
Unless otherwise indicated below, the address for each beneficial owner listed is c/o Tricida, Inc., at 7000 Shoreline Court, Suite 201, South San Francisco, CA 94080.
The below beneficial ownership table is reported as of April 15, 2020, the record date for the annual meeting, and reflects shares of common stock that may be voted at the annual meeting.
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
5% Stockholders
OrbiMed Private Investments V, LP(1)	9,614,280	19.3%
Sibling Capital(2)	6,423,493	12.9%
T. Rowe Price Associates, Inc.(3)	4,429,218	8.9%
Wellington Management Company LLP(4)	3,944,670	7.9%
Longitude Venture Partners II, L.P.(5)	3,019,734	6.0%
BlackRock, Inc.(6)	2,524,298	5.1%

Directors and Named Executive Officers
Gerrit Klaerner, Ph.D.(7)	2,120,751	4.2%
Robert J. Alpern, M.D.(8)	167,027	*
David P. Bonita, M.D.(9)	9,640,006	19.3%
Susannah Cantrell, Ph.D.(10)	340,000	*
Sandra I. Coufal, M.D.(11)	6,665,507	13.3%
Kathryn Falberg(12)	110,068	*
Edward Hejlek, Esq.(13)	331,359	*
David Hirsch, M.D., Ph.D.(14)	3,045,460	6.1%
Geoffrey M. Parker(15)	718,399	1.4%
Dawn Parsell, Ph.D.(16)	446,784	*
Klaus Veitinger, M.D., Ph.D., M.B.A.(17)	262,406	*
All directors and executive officers as a group (12 persons)(18)	35,148,489	70.4%
*	Indicates beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)
Consists of 9,614,280 shares of common stock, all shares are held directly by OrbiMed Private Investments V, LP, or OPI V. OrbiMed Capital GP V LLC, or OrbiMed GP, is the sole general partner of OPI V, and OrbiMed Advisors LLC, or OrbiMed Advisors, a registered investment adviser under the Investment Advisors Act of 1940, as amended, is the sole managing member of OrbiMed GP. By virtue of such relationships, OrbiMed GP and OrbiMed Advisors may be deemed to have voting and investment power with respect to the shares held by OPI V noted above and as a result may be deemed to beneficially own such securities for purposes of Rule 13d-3 under the Exchange Act. OrbiMed Advisors exercises investment and voting power through a management committee comprised of Carl L. Gordon, Ph.D., Sven H. Borho and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by OPI V. David P. Bonita, M.D., a member of OrbiMed Advisors, serves on our board of directors. Each of OrbiMed GP, OrbiMed Advisors, Dr. Gordon, Mr. Borho, Mr. Silverstein, and Dr. Bonita disclaims beneficial ownership of the shares held by OPI V, except to the extent of its or his proportionate pecuniary interest therein, if any. The address of OrbiMed Advisors is 601 Lexington Avenue, 54th floor, New York, New York 10022.

(2)
Consists of (a) 777,411 shares of common stock held by Sibling Capital Fund II-A L.P., or Sibling A, (b) 2,773,350 shares of common stock held by Sibling Capital Fund II-B L.P., or Sibling B, (c) 1,810,195 shares of common stock held by Sibling Capital Fund II-C L.P., or Sibling C, (d) 599,379 shares of common stock held by Sibling Capital Fund II-D L.P., or Sibling D, and (e) 463,158 shares of common stock held by Sibling Insiders Fund II L.P., or Sibling Insiders Fund, and together with Sibling A, Sibling B, Sibling C and Sibling D, the Sibling Funds. Sibling Capital Ventures LLC, or SCV, is the sole general partner of Sibling A. Sibling Capital Ventures II LLC, or SCV II, is the sole general partner of Sibling B. Sibling Capital Ventures III LLC, or SCV III, is the sole general partner of Sibling C. Sibling Capital Ventures IV LLC, or SCV IV, is the sole general partner of Sibling D. Sibling Insiders II LLC, or Sibling Insiders LLC, is the sole general partner of Sibling Insiders Fund. Each of Sandra I. Coufal, M.D. and Brian M. Isern, the brother of Dr. Coufal, is co-manager of SCV, SCV II, SCV III, SCV IV, and Sibling Insiders LLC and, as such, may be deemed to have voting and investment power with respect to the shares held by the Sibling Funds. Each of SCV, SCV II, SCV III, SCV IV, Sibling Insiders LLC, Dr. Coufal and Mr. Isern disclaims beneficial ownership of shares held by the Sibling Funds, except to the extent of its, her or his proportionate pecuniary interest therein, if any. The address of SCV, SCV II, SCV III, SCV IV, Sibling Insiders LLC and Mr. Isern is 2033 6th Ave, Suite 330, Seattle, Washington 98121.

(3)
Based on a Schedule 13G filed on February 14, 2020, for the year ended December 31, 2019, reporting sole voting power over 717,300 shares and sole dispositive power over 4,429,218 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)
Based on a Schedule 13G/A filed on January 27, 2020, for the year ended December 31, 2019, by Wellington Management Group LLP and affiliated entities. Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP each reported shared voting power over 3,609,394 shares and shared dispositive power over 3,944,670 shares. Wellington Management Company LLP reported shared voting power over 3,469,932 shares and shared dispositive power over 3,541,671 shares. These shares are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. The address of Wellington Management Company LLP, Wellington Management Group LLP, Wellington Investment Advisors Holdings LLP, and Wellington Group Holdings LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(5)
Consists of 3,019,734 shares of common stock, all shares are held directly by Longitude Venture Partners II, L.P., or Longitude II. Longitude Capital Partners II, LLC, or LCP2, the general partner of Longitude II, may be deemed to have voting and investment power with respect to the shares held by Longitude II. Patrick G. Enright and Juliet Tammenoms Bakker are managing members of LCP2 and may be deemed to share voting and investment power over the shares held by Longitude II. David Hirsch, M.D., Ph.D. is a member of LCP2 and may be deemed to share voting and investment power over the shares held by Longitude II. Each of LCP2, Mr. Enright, Ms. Bakker and Dr. Hirsch disclaims beneficial ownership of the shares held by Longitude II, except to the extent of its, his or her proportionate pecuniary interest therein, if any. The address of LCP2 is 2740 Sand Hill Road, Menlo Park, California 94025.

(6)
Based on a Schedule 13G filed on February 7, 2020, for the year ended December 31, 2019, reporting sole voting power over 2,488,003 shares and sole dispositive power over 2,524,298 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(7)
Consists of (a) 559,321 shares of common stock held by Gerrit Klaerner, Ph.D., (b) 37,323 shares of common stock held by the spouse of Dr. Klaerner, and (c) 1,524,107 shares of common stock issuable upon exercise of stock options held by Dr. Klaerner that are exercisable as of April 15, 2020 or will become exercisable within 60 days of such date, 745,934 of which have vested, or will vest, within 60 days of April 15, 2020, the remainder of which are eligible for early exercise as described in footnote (18) below. Excludes shares held by members of Dr. Klaerner’s family who do not live in the same household as Dr. Klaerner. Dr. Klaerner disclaims beneficial ownership of shares held by members of Dr. Klaerner’s family who do not live in the same household as Dr. Klaerner.

(8)
Consists of (a) 137,390 shares of common stock held by Robert J. Alpern, M.D., including 1,879 shares of common stock issuable upon vesting and settlement of restricted stock units that will vest within 60 days of April 15, 2020, and (b) 29,637 shares of common stock issuable upon exercise of stock options held by Dr. Alpern that are exercisable as of April 15, 2020 or will become exercisable within 60 days of such date, 29,637 of which have vested, or will vest, within 60 days of April 15, 2020.

(9)
Consists of (a) 5,511 shares of common stock held by David Bonita, M.D., including 1,879 shares of common stock issuable upon vesting and settlement of restricted stock units that will vest within 60 days of April 15, 2020, (b) 20,215 shares of common stock issuable upon exercise of stock options held by Dr. Bonita that are exercisable as of April 15, 2020 or will become exercisable within 60 days of such date, 20,215 of which have vested, or will vest, within 60 days of April 15, 2020 and (c) 9,614,280 shares beneficially owned by OPI V as set forth in footnote (1). Dr. Bonita disclaims beneficial ownership of the shares listed in footnote (1), except to the extent of his proportionate pecuniary interest therein, if any. The business address for Dr. Bonita is 601 Lexington Avenue, 54th floor, New York, New York 10022.

(10)
Consists of 340,000 shares of common stock issuable upon exercise of stock options held by Susannah Cantrell, Ph.D. that are exercisable as of April 15, 2020 or will become exercisable within 60 days of such date, 85,000 of which have vested, or will vest, within 60 days of April 15, 2020, the remainder of which are eligible for early exercise as described in footnote (18) below.

(11)
Consists of (a) 216,939 shares of common stock held by Sandra Coufal, M.D., including 1,879 shares of common stock issuable upon vesting and settlement of restricted stock units that will vest within 60 days of April 15, 2020, (b) 4,860 shares held by the Coufal Irrevocable Trust, of which the spouse of Dr. Coufal is the sole trustee, (c) 20,215 shares of common stock issuable upon exercise of stock options held by Dr. Coufal that are exercisable as of April 15, 2020 or will become exercisable within 60 days of such date, 20,215 of which have vested, or will vest, within 60 days of April 15, 2020 and (d) 6,423,493 shares beneficially owned by entities affiliated with Sibling Capital, as set forth in footnote (2). Dr. Coufal disclaims beneficial ownership of the shares listed in footnote (2), except to the extent of her proportionate pecuniary interest therein, if any. Dr. Coufal disclaims beneficial ownership of the shares held by the Coufal Irrevocable Trust, as to which Dr. Coufal does not exercise voting or dispositive power. The business address for Dr. Coufal is 18313 Calle La Serra, Rancho Santa Fe, California 92091-0119.
(12)
Consists of (a) 37,090 shares of common stock held by Kathryn Falberg, including 1,879 shares of common stock issuable upon vesting and settlement of restricted stock units that will vest within 60 days of April 15, 2020, and (b) 72,978 shares of common stock issuable upon exercise of stock options held by Ms. Falberg that are exercisable as of April 15, 2020 or will become exercisable within 60 days of such date, 56,852 of which have vested, or will vest, within 60 days of April 15, 2020, the remainder of which are eligible for early exercise as described in footnote (18) below.

(13)
Consists of (a) 19,153 shares of common stock held by Edward Hejlek, Esq. and (b) 312,206 shares of common stock issuable upon exercise of stock options held by Mr. Hejlek that are exercisable as of April 15, 2020 or will become exercisable within 60 days of such date, 229,679 of which have vested, or will vest, within 60 days of April 15, 2020, the remainder of which are eligible for early exercise as described in footnote (18) below.

(14)
Consists of (a) 5,511 shares of common stock held by David Hirsch, M.D., Ph.D., including 1,879 shares of common stock issuable upon vesting and settlement of restricted stock units that will vest within 60 days of April 15, 2020, (b) 20,215 shares of common stock issuable upon exercise of stock options held by David Hirsch, M.D., Ph.D. that are exercisable as of April 15, 2020 or will become exercisable within 60 days of such date, 20,215 of which have vested, or will vest, within 60 days of April 15, 2020 (c) 3,019,734 shares beneficially owned by Longitude II as set forth in footnote (5). Dr. Hirsch disclaims beneficial ownership of the shares listed in footnote (5), except to the extent of his proportionate pecuniary interest therein, if any. The business address for Dr. Hirsch is 2740 Sand Hill Road, Menlo Park, California 94025.

(15)
Consists of (a) 196,165 shares of common stock held by Geoffrey M. Parker and (b) 522,234 shares of common stock issuable upon exercise of stock options held by Mr. Parker that are exercisable as of April 15, 2020 or will become exercisable within 60 days of such date, 231,316 of which have vested, or will vest, within 60 days of April 15, 2020, the remainder of which are eligible for early exercise as described in footnote (18) below.

(16)
Consists of (a) 255 shares of common stock held by Dawn Parsell, Ph.D. and (b) 446,529 shares of common stock issuable upon exercise of stock options held by Dr. Parsell that are exercisable as of April 15, 2020 or will become exercisable within 60 days of such date, 137,859 of which have vested, or will vest, within 60 days of April 15, 2020, the remainder of which are eligible for early exercise as described in footnote (18) below.

(17)
Consists of (a) 41,315 shares of common stock held by Klaus Veitinger, M.D., Ph.D., M.B.A., including 1,879 shares of common stock issuable upon vesting and settlement of restricted stock units that will vest within 60 days of April 15, 2020, (b) 118,203 shares of common stock issuable upon exercise of stock options held by Dr. Veitinger that are exercisable as of April 15, 2020 or will become exercisable within 60 days of such date, 100,495 of which have vested, or will vest, within 60 days of April 15, 2020, the remainder of which are eligible for early exercise as described in footnote (18) below, (c) 51,444 shares of common stock held by the Sigrun R. Veitinger 2016 Irrevocable Trust, or the SRV Trust, for which a third-party serves as trustee, and (d) 51,444 shares of common stock held by Klaus R. Veitinger 2016 Children’s Trust, or the KRV Children’s Trust, for which a third-party serves as trustee. Dr. Veitinger disclaims beneficial ownership of the shares held by the SRV Trust and the KRV Children’s Trust, except to the extent of his proportionate pecuniary interest therein, if any.

(18)
Consists of (a) all shares of common stock held by our directors and executive officers and (b) all shares of common stock issuable upon exercise of stock options held by our directors and six current executive officers that are exercisable as of April 15, 2020 or will become exercisable within 60 days of such date, 1,910,945 of which have vested, or will vest, within 60 days of April 15, 2020, the remainder of which are unvested but may be exercised prior to vesting subject to a repurchase arrangement with us, as described further below. Twenty five percent (25%) of the shares issuable upon exercise of options granted to our directors and executive officers vest on the first anniversary of the applicable vesting commencement date and in subsequent 1/48th increments each subsequent month thereafter, subject to continuous service as of each vesting date. Our directors and executive officers may elect to early exercise their options at any time prior to vesting, provided that the shares issued upon exercise of the unvested options will be shares of restricted stock subject to our right to repurchase the shares, should the applicable director or executive officer cease to serve as a director or employee of us prior to the full vesting of such shares of restricted stock. In addition, vesting of an executive officer’s then outstanding and unvested option will accelerate upon termination of service in connection with a change in control, as provided in our executive severance benefit plan.

ADDITIONAL INFORMATION
Stockholder Proposals and Nominations
Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in our proxy statement and form of proxy for the 2021 annual meeting of stockholders, stockholder proposals must be received at our principal executive offices, c/o Corporate Secretary, Tricida, Inc., 7000 Shoreline Court, Suite 201, South San Francisco, CA 94080, no later than December 30, 2020, and must comply with additional requirements established by the SEC. Pursuant to our amended and restated bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than February 11, 2021 and not later than March 13, 2021 and must otherwise comply with the requirements set forth in our amended and restated bylaws.
Other Matters
We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.
BY ORDER OF THE BOARD OF DIRECTORS

Klaus Veitinger, M.D., Ph.D., M.B.A.
Chairman of the Board
Date: April 29, 2020

APPENDIX A
PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION Article IX, Section 9.1 of the Company’s Amended and Restated Certificate of Incorporation shall be amended as provided below, with deletions indicated by strikethroughs and additions indicated by underlining:
9.1  Forum for Certain Actions.
(a) Delaware Forum. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants.
(b) Federal Forum. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this provision.
(~~b~~c) Personal Jurisdiction. If any action the subject matter of which is within the scope of subparagraph (a) of this Section 9.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce subparagraph (a) of this Section 9.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
(~~c~~d) Enforceability. If any provision of this Section 9.1 shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 9.1, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
A-1

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/10/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election for Class II directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Dr. Robert Alpern, M.D.   02) Dr. David Bonita, M.D.

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. Approval of, by a non-binding advisory vote, the Company's executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years
3. Recommendation, by a non-binding advisory vote, regarding the frequency of the advisory vote to approve the Company's executive compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4 and 5.

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR each director nominee and FOR Proposals 2, 4 and 5 and for ONE YEAR on Proposal 3. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000466906_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

TRICIDA, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 11, 2020
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Gerrit Klaerner and Geoffrey Parker, or either of them, as proxies, each with the power to appoint his substitute and authorizes them to represent and to vote, as designed on the reverse of this ballot, all of the shares of common stock of Tricida, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 7:00 AM (Pacific Daylight Time) on June 11, 2020, at the offices of Tricida, Inc. located at 7000 Shoreline Ct., Suite 201, South San Francisco, California 94080, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side

0000466906_2 R1.0.1.18